Exhibit 5.1
DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, Arizona 85016-4232
www.dlapiper.com
T 480.606.5100
F 480.606.5101

October 30, 2015

Western Alliance Bancorporation

One E. Washington Street, Suite 1400

Phoenix, Arizona 85004

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale from time to time by Western Alliance Bancorporation, a Delaware corporation (the “Company”), and issuance of up to $85,768,896.63 of shares of common stock, par value $0.0001 per share (the “Shares”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-203959) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus dated May 7, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated October 30, 2015 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company. We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain Amended and Restated Distribution Agency Agreement, dated October 30, 2014, by and between the Company and Credit Suisse Securities (USA) LLC, as amended by that certain Amendment No. 1 to Amended and Restated Distribution Agency Agreement, dated October 30, 2015, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Western Alliance Bancorporation

October 30, 2015

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)